As filed with the Securities and Exchange Commission on June 8, 2026

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Danaher Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-1995548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, DC 20037-1701

(Address of Principal Executive Offices) (Zip Code)

Masimo Corporation 2017 Equity Incentive Plan, as Amended

(Full title of the plans)

James F. O’Reilly

Senior Vice President, Deputy General Counsel and Secretary

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, DC 20037-1701

(Name and address of agent for service)

(202) 828-0850

(Telephone number, including area code, of agent for service)

Copies to:

Daniel Wolf, P.C.

Daniel M. Klein, P.C.

Brian Junquera

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting Registrant, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 16, 2026, Danaher Corporation (“Danaher” or the “Registrant”), Masimo Corporation (“Masimo”) and Mobius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into the Agreement and Plan of Merger, pursuant to which Merger Sub will merge with and into Masimo, with Masimo surviving the Merger as a wholly owned subsidiary of the Registrant (the “Merger”).

In connection with the Merger, each restricted stock unit (an “RSU”) in respect of shares of Masimo common stock that are granted and outstanding as of immediately prior to the effective time of the Merger (the “Rollover RSUs”) under the Masimo Corporation 2017 Equity Incentive Plan (as amended, the “Masimo Plan”), will be assumed by the Registrant and converted into RSUs in respect of shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) subject to substantially the same terms and conditions as were applicable to the Rollover RSUs with respect to a number of shares of Common Stock determined by multiplying the number of Rollover RSUs immediately prior to the effective time of the Merger by $180.00 in cash, without interest, divided by the volumed weighted average trading price per share of Common Stock for the 10-day trading period ending on and including the closing date, as reported by the New York Stock Exchange.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register the offer and sale of up to 752,000 shares of Common Stock that may be issued pursuant to the Masimo Plan, which shares of Common Stock represent the number of shares of Masimo common stock issuable upon vesting of the Rollover RSUs, adjusted pursuant to the terms of the Merger Agreement described above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on February 24, 2026;

(b)

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2025 from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on March 25, 2026;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2026 filed with the Commission on April 21, 2026;

(d)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2026, February 17, 2026, April 17, 2026, April 29, 2026, May 7, 2026, and June 3, 2026; and

(e)

the description of the Registrant’s common stock contained in the Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 20, 2025, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Article Nine of Danaher’s Restated Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent authorized or permitted by law and that no director shall be personally liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty by such director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s Amended and Restated By-Laws provides that Danaher will indemnify directors and officers of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. For derivative claims, Article Eight of Danaher’s By-Laws provides that Danaher will indemnify directors and officers of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition to the above, Danaher has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide for substantially similar indemnification rights and provide that Danaher will agree to pay expenses in advance of the final disposition of any proceeding for which indemnification is claimed. Danaher also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Danaher Corporation (filed with the Commission on June 29, 2012, as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q and incorporated herein by reference)

4.2	Amended and Restated By-laws of Danaher Corporation (filed with the Commission on September 10, 2025, as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

5.1*	Opinion of Kirkland & Ellis LLP

10.1	Masimo Corporation 2017 Equity Incentive Plan, as amended (filed with the Commission on April 12, 2017, as Appendix B to Masimo’s Definitive Proxy Statement on Schedule 14A and incorporated herein by reference)

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Danaher Corporation

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney of Danaher Corporation

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on June 8, 2026.

DANAHER CORPORATION
By:	/s/ Matthew Gugino
	Name:	Matthew Gugino
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 8, 2026 in the capacities indicated.

Signature	Title	Date

* Rainer M. Blair	President and Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2026

* Matthew Gugino	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 8, 2026

* Christopher Bouda	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 8, 2026

* Steven M. Rales	Chairman of the Board and Director	June 8, 2026

* Mitchell P. Rales	Chairman of the Executive Committee and Director	June 8, 2026

* Feroz Dewan	Director	June 8, 2026

* Linda Filler	Director	June 8, 2026

* Charles W. Lamanna	Director	June 8, 2026

* Teri List	Director	June 8, 2026

* A. Shane Sanders	Director	June 8, 2026

* Alan G. Spoon	Director	June 8, 2026

* Raymond C. Stevens, Ph.D.	Director	June 8, 2026

* Elias A. Zerhouni, M.D.	Director	June 8, 2026

*

The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors and officers of the registrant pursuant to powers of attorney executed by such directors and officers.

By:	/s/ James F. O’Reilly
James F. O’Reilly,
Attorney-in-fact